Exhibit 99.1

Christian Henry Appointed Chairman of Pacific Biosciences’ Board of Directors

MENLO PARK, Calif., March 5,  2020 – Pacific Biosciences of California, Inc. (Nasdaq:PACB), a leading provider of high-quality sequencing of genomes, transcriptomes and epigenomes, today announced that industry veteran Christian Henry has been appointed to serve as Chairman of its Board of Directors.

As part of its annual review of the leadership structure of Pacific Biosciences,  the Board of Directors decided to separate the Chairman and Chief Executive Officer positions in alignment with best practices.

Mr. Henry will become Chairman of the Board, effective immediately and Dr. Michael Hunkapiller will continue to serve as President and Chief Executive of the Company, as well as an active member of the board.

Previously, Dr. Michael Hunkapiller held the combined roles of Chairman, President and Chief Executive Officer of Pacific Biosciences, and William Ericson, founding partner at Wildcat Venture Partners, held the role of Lead Independent Director of Pacific Biosciences.  With the appointment of Christian Henry as the independent Chairman of the Board, Mr. Ericson will step down as Lead Independent Director, and will also continue to serve as a member of the company’s board.

Henry, who has over 20 years of leadership experience and was previously Executive Vice President and Chief Commercial Officer at Illumina, joined the board in July 2018 and has served on its Compensation Committee since June 2019.

“Christian’s deep domain expertise has been a valuable addition to our Board,” stated Dr. Hunkapiller. “Having an independent board chair is considered a corporate governance best practice, and Christian’s experience at Illumina will serve him well in that role.”

“I am pleased and honored to take on  the role of Chairman,” said Mr. Henry. “I joined the Board because of my enthusiasm for PacBio’s truly unique SMRT Sequencing technology and commercial potential.  I look forward to continuing to work with the company’s board and management team to drive even greater adoption of PacBio’s products in the global sequencing market.”

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to commercialization or market adoption, availability, uses, accuracy, quality or performance of, or benefits of using, products or technologies, the suitability or utility of methods, products or technologies for particular applications or projects, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Media:

Nicole Litchfield

415.793.6468
nicole@bioscribe.com

Investors:

Trevin Rard

650.521.8450
ir@pacificbiosciences.com